Exhibit 10.1

March 12, 2024

CONFIDENTIAL

Mr. Jim Engleman

Commercial Partners Realty, Inc.

Tampa, FL

RE: Letter of lntent to Purchase Arden’s Interest in a 360 Unit Apartment Development Project Currently Named Arden of Brooksville in Brooksville Florida

Dear Mr. Engelman:

I am pleased to confirm our interest in purchasing Arden’s interest in the project currently named Arden of Brooksville in the name of Terwilliger Brothers Residential, LLC, or its affiliate. This Letter of Intent describes the terms, conditions, and timing of our acquisition of this interest which would be fully documented in a Purchase Agreement to be executed by the owner of the Property, as seller (“Seller”) and the undersigned, on behalf of an entity to be formed (“Purchaser”), incorporating the following terms and conditions:

1.	Purchase Price: The purchase price will be Seven Million Two Hundred Thousand and no dollars ($7,200,000) including land and all efforts to date.

2.	Ernest Money Deposit. $75,000 to be held in escrow by a title company issuing the title policy, to be deposited upon acceptance of a Purchase Agreement. The balance of the Earnest Money shall be fully refundable until the expiration of the Due Diligence Period.

3.	Conditions Precedent. Closing of the transaction will be contingent upon the following conditions precedent:

a.	Purchase Agreement. The Purchase Agreement will to be provided by Buyer to Seller within fifteen (15) days of the execution of this Letter of Intent.

b.	Due Diligence Period. Sixty (60) days to inspect all aspects of the physical and economic conditions of the Property to review all third-party reports, title, and survey of the Property (the “Due Diligence Period”).

Terwilliger Brothers Residential- Florida, 900 Pinellas Bayway., Unit 213, St. Petersburg, FL 33715

Tel 301-346-8104

c.	Pro-Rations. Customary pro-rations of taxes, assessments, etc. The seller will pay all transfer taxes associated with the transaction.

d.	Title Insurance, Survey, Property Condition Report and Environmental Reports. Seller shall provide upon execution of the Purchase Agreement and pay for owner’s policy with standard exceptions deleted and creditor’s rights exclusion deleted and provide any other reports on the property that are available (Environmental, Survey, Geotech, etc.)

4.	Closing. Closing under the Purchase Agreement will take place fifteen (15) days after the end of the Due Diligence Period. The purchaser shall have the right to extend the closing for an additional month with an additional non-refundable deposit of $25,000.

5.	Expiration of Letter of Intent. This Letter of Intent shall automatically expire if not accepted by the Seller within ten (10) business days of the Purchaser’s execution of this Letter of Intent.

Brokers. It is acknowledged that Jim Englemann (Purchaser’s Broker) represents Purchaser. Seller shall compensate Purchaser’s Broker, at Closing, 4.25% of the total sales price, and shall indemnify and hold Purchaser harmless from any commissions, brokerage fees or other compensation due and payable to Seller’s Broker and to Purchaser’s Broker as a result of the sale and purchase of the Property as contemplated herein. Seller and Purchaser each represent and warrant to the other that, other than Purchaser’s Broker, neither Party has had any dealings with any person, firm, broker or finder in connection with the negotiations of this Agreement and/or the consummation of the purchase and sale contemplated hereby and no other broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with this transaction. Seller and Purchaser do each hereby indemnify, defend, protect and hold the other harmless from and against any costs, expenses or liability for compensation, commission or charges that may be claimed by any other broker, finder or other similar party by reason of any actions of the indemnifying Party.

Nothing herein shall be deemed, interpreted, or construed as to create an agreement of purchase and sale or other binding obligation on either party, it being the sole purpose of this Letter oflntent to outline the acceptable transactional terms regarding the subject Property.

It is expressly acknowledged and agreed that neither Seller nor Purchaser shall have any liability, obligation, or commitment as to the terms set forth herein. Neither Seller nor Purchaser shall have any liability or obligation until both parties sign a written Purchase Agreement in form and content acceptable to both parties.

Terwilliger Brothers Residential- Florida, 900 Pinellas Bayway., Unit 213, St. Petersburg, FL 33715

Tel 301-346-8104

If the foregoing terms of sale are agreeable, then please so indicate by executing the acknowledgement copy of this letter in the space indicated below.

If there is any question regarding the capability of Terwilliger Brothers Residential to undertake the proposed transaction, we would be happy to provide additional information as requested.

Seller will cooperate with Buyer to assist in the due diligence review process.

Sincerely,

/s/ Bruce K. Terwilliger
Terwilliger Brothers Residential, LLC

Bruce K. Terwilliger
Manager

ACKNOWLEDGED AND AGREED:

SELLER:	/s/ Boris Tabak
Boris Tabak

By:
Its:	Trustee

Dated:	3/13/2024

Terwilliger Brothers Residential- Florida, 900 Pinellas Bayway., Unit 213, St. Petersburg, FL 33715

Tel 301-346-8104

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